INVESTMENT MANAGEMENT AGREEMENT

This Agreement is made by and between Hartford Funds Management Company, LLC, a Delaware limited liability company (the “Adviser”), and Hartford Funds Exchange-Traded Trust, a Delaware statutory trust (the “Trust”), on its own behalf and on behalf of each of its series listed on Schedule A hereto, as it may be amended from time to time (each, a “Portfolio” and, collectively, the “Portfolios”).

WHEREAS, the Adviser has agreed to furnish investment advisory, management and administrative services to the Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and each Portfolio; and

WHEREAS, the Trust and the Adviser wish to enter into this Agreement setting forth the investment advisory, management and administrative services to be performed by the Adviser for the Trust and each Portfolio, and the terms and conditions under which such services will be performed; and

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Adviser is willing to furnish such services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein contained, the parties hereto agree as follows:

1.   General Provision

The Trust hereby employs the Adviser and the Adviser hereby undertakes to act as the investment manager of the Trust and to each Portfolio and to perform for the Trust such other duties and functions as are hereinafter set forth and such other duties as may be necessary or appropriate in connection with its services as investment manager. The Adviser shall, in all matters, give to the Trust and its Board of Trustees the benefit of its best judgment, effort, advice and recommendations and shall at all times conform to, and use its best efforts to enable the Trust to conform to (i) the provisions of the 1940 Act and any rules or regulations thereunder; (ii) any other applicable provisions of state or federal law; (iii) the provisions of the Declaration of Trust and By-Laws of the Trust as amended from time to time; (iv) the policies and determinations of the Board of Trustees of the Trust; (v) the fundamental policies and investment restrictions of the Trust and Portfolios as reflected in the Trust’s registration statement under the 1940 Act or as such policies may, from time to time, be amended by the Trust’s shareholders; (vi) the Prospectus and Statement of Additional Information of the Trust in effect from time to time; and (vii) any exemptive relief granted by the U.S. Securities and Exchange Commission (“SEC”). The appropriate officers and employees of the Adviser shall be available upon reasonable notice for consultation with any of the Trustees and officers of the Trust with respect to any matters dealing with the business and affairs of the Trust including the valuation of any of each Portfolio’s securities.

2.   Investment Management Services

In its capacity as investment manager to each Portfolio, the Adviser shall have the following duties:

(a)   Subject to the direction and control by the Trust’s Board of Trustees, the Adviser shall, or shall cause an affiliate to, regularly provide each Portfolio with investment research, advice and supervision and will furnish continuously an investment program for each Portfolio consistent with the investment objectives and policies of the Portfolio, including but not limited to:

(1)   Providing and, as necessary, re-evaluating and updating the investment objectives and parameters, asset classes, and risk profiles of the Portfolios;

(2)   Determining, from time to time and subject to the provisions of Section 4 hereof, what securities and other financial instruments shall be purchased for each Portfolio, what securities or other financial instruments shall be held or sold by each Portfolio, and what portion of each Portfolio’s assets shall be held uninvested, subject always to the provisions of the Trust’s Declaration of Trust and By-Laws and of the 1940 Act, and to the investment objectives, policies and restrictions of each Portfolio, each as shall be from time to time in effect, and subject, further, to such policies and restrictions as the Trust’s Board of Trustees may from time to time establish;

(3)   Monitoring the Portfolios’ performance and examining and recommending ways to improve the performance of the Portfolios, including by scrutinizing security selection, style focus, sector concentration, market cap preference, and prevailing market conditions;

(4)   Monitoring sub-advisers to confirm their compliance with the Portfolios’ investment strategies and policies, for any changes that may impact the Portfolios or the sub-advisers’ operations or overall business continuity, for their adherence to legal and compliance procedures, for any litigation enforcement or regulatory matters relating to the sub-advisers, and with respect to the sub-advisers’ brokerage practices and trading quality;

(5)   Conducting periodic on-site due diligence meetings as well as other meetings with sub-advisers; and

(6)   Researching, selecting, and making recommendations to replace sub-advisers or portfolio managers, and assisting in managing the transition process when sub-advisers or portfolio managers are appointed, terminated, or replaced.

(b)   The Adviser shall provide, or shall cause an affiliate to provide, such economic and statistical data relating to each Portfolio and such information concerning important economic, political and other developments as the Adviser shall deem appropriate or as shall be requested by the Trust’s Board of Trustees.

(c)   The Adviser shall advise and assist the officers of the Trust in taking such steps as are necessary or appropriate to carry out the decisions of the Trust’s Board of Trustees and the appropriate committees of the Board regarding the conduct of the business of the Trust insofar as it relates to the Portfolios.

(d)   If ever all investable assets of a Portfolio are invested in a another investment company with substantially the same investment objectives and policies as the Portfolio (a “Master Fund”), the Adviser shall, or shall cause an affiliate to, monitor the services of the Master Fund to determine if an investment in the Master Fund remains appropriate.

3.   Administrative and Management Services

(a)   In addition to the performance of investment advisory services and subject to the supervision of the Trust’s Board of Trustees, the Adviser shall regularly provide, or shall cause to be provided, such administrative and management services as may from time to time be requested by the Trust or Portfolios as necessary for the operation of the Portfolios including, but not limited to:

(1)   Assisting in the supervision of all aspects of the Trust’s operation, including the supervision and coordination of all matters relating to the functions of the administrator, custodian, transfer agent or other shareholder servicing agents (if any), accountants, attorneys and other parties performing services or operational functions for the Trust, including serving as the liaison between such service providers and the Trust’s Board of Trustees;

(2)   Drafting and negotiating all aspects of agreements and amendments with the administrator, custodian, transfer agent or other shareholder servicing agents (if any) for the Trust;

(3)   Providing the Trust with the services of persons, who may be the Adviser’s officers or employees, competent to serve as officers of the Trust and to perform such administrative and clerical functions not performed by other Portfolio service providers as are necessary in order to provide effective administration for the Trust, which may include the preparation and maintenance of required reports, books and records of the Trust;

(4)   Providing the Trust with adequate office space, facilities, equipment, personnel and related services for the effective administration of the affairs of the Trust as contemplated in this Agreement;

(5)   Preparation and production of meeting materials for the Trust’s Board of Trustees, as well as such other materials as the Board of Trustees may from time to time reasonably request, including in connection with the Board’s annual review of the Portfolios’ investment management agreement, the sub-advisory agreements, and related agreements;

(6)   Coordinating and overseeing the preparation and filing with the SEC of registration statements, notices, shareholder reports, proxy statements and other material for the Portfolios required to be filed under applicable law;

(7)   Developing and implementing compliance programs for the Portfolios, developing and implementing procedures for monitoring compliance with the Portfolios’ investment objectives, policies and guidelines and with applicable regulatory requirements; and preparing reports to the Board concerning compliance matters;

(8)   Providing day-to-day legal and regulatory support for the Portfolios in connection with the administration of the affairs of the Trust, including but not limited to providing advice on legal, compliance, regulatory and operational issues, advice relating to litigation involving the Portfolios and/or its trustees or officers, and procuring legal services for the Portfolios and supervising the work of outside legal counsel; provided, however that certain additional services in support of the Trust’s chief compliance officer and specifically related to the Trust’s Rule 38a-1 compliance program shall be provided by the Adviser pursuant to the Agreement For Rule 38a-1 Compliance Support Services, dated March 8, 2017, as may be amended from time to time (the “38a-1 Agreement”);

(9)   Assisting the Portfolios in the handling of regulatory examinations and working with the Portfolios’ legal counsel in response to non-routine regulatory matters;

(10)  Making reports to the Board of the Adviser’s performance of its obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Portfolio as the Adviser shall determine to be desirable;

(11)  Preparing Board materials and Board reports generally and provide such other information or assistance to the Board as may be necessary from time to time;

(12)  Maintaining and preserving or overseeing the maintenance and preservation of, as applicable, the records specified in the Portfolio agreements not maintained by other Portfolio service providers and any other records related to the Portfolios’ transactions as are required under any applicable state or federal securities;

(13)  Preparing such information and reports as may be required by any banks from which a Portfolio borrows funds that are not prepared by other Portfolio service providers;

(14)  Performing due diligence on third-party service providers and negotiating service agreements with those third-parties; and

(15   Providing such other services as the parties hereto may agree upon from time to time for the efficient operation of the Trust and Portfolios.

4.   Sub-Advisers and Sub-Contractors

The Adviser, upon approval of the Board of Trustees, may engage one or more investment advisers that are registered as such under the 1940 Act to act as sub-adviser and provide certain services set forth in Section 2 hereof with respect to existing and future Portfolios of the Trust, all as shall be subject to approval in accordance with the requirements of the 1940 Act and as such requirements may be modified by rule, regulation or order of the SEC. Each sub-adviser shall perform its duties subject to the direction and control of the Adviser. Subject to the discretion and control of the Trust’s Board of Trustees, the Adviser will monitor, supervise and oversee each sub-adviser’s management of the Portfolios’ investment operations in accordance with the investment objectives and related investment policies of each Portfolio, as set forth in the Trust’s registration statement with the SEC, and review and report to the Board of Trustees periodically on the performance of each sub-adviser and recommend action as appropriate. In addition, the Adviser may engage other parties to assist it with any of the administrative and management services set forth in Section 3 above.

5.   Brokerage Transactions

In connection with the purchases or sales of portfolio securities or other financial instruments for the account of a Portfolio, neither the Adviser, nor any of its partners, directors, officers or employees nor any sub-adviser engaged by the Adviser pursuant to Section 4 hereof will act as principal or agent or receive any commission. The Adviser, a sub-adviser engaged by the Adviser, or the agent of the Adviser or a sub-adviser, shall arrange for the placing of all orders for the purchase and sale of portfolio securities and other financial instruments for a Portfolio’s account with brokers or dealers selected by the Adviser or a sub-adviser, as applicable. In the selection of such brokers or dealers and the placing of such orders, the Adviser or a sub-adviser, as applicable, will use its best efforts to obtain the most favorable execution and net security price available for a Portfolio. It is understood that it is desirable for a Portfolio that the Adviser or sub-adviser have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher cost to the Portfolio than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. It is also understood that the services provided by such brokers may be useful to the Adviser or sub-adviser in connection with Adviser’s or sub-adviser’s services to other clients. Subject to and in accordance with any directions that the Trust’s Board of Trustees may issue from time to time the Adviser or a sub-adviser, as applicable, may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Adviser or the sub-adviser, as applicable, determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s or the sub-adviser’s overall responsibilities with respect to a Portfolio and other advisory clients. The Adviser’s services to a Portfolio pursuant to this

Investment Management Agreement are not deemed to be exclusive and it is understood that the Adviser may render investment advice, management and other services to others.

6.   Allocation of Charges and Expenses

The Adviser will pay all costs incurred by the Adviser in connection with the performance of its duties under Section 2 of this Investment Management Agreement. The Adviser will not be required to bear any expenses of any Portfolio other than those specifically allocated to the Adviser in this Section 6. In particular, but without limiting the generality of the foregoing, the Adviser will not be required to pay expenses related to: (1) expenses of maintaining a Portfolio and continuing its existence; (2) brokerage commissions; (3) auditing, accounting and legal expenses; (4) taxes and interest; (5) governmental fees; (6) expenses related to the issue, sale, and redemption of Portfolio shares and/or Creation Units; (7) expenses of registering and qualifying a Portfolio and its shares under federal and state securities laws; (8) expenses of preparing and printing prospectuses and for distributing the same to shareholders and investors; (9) fees and expenses of registering and maintaining the registration of a Portfolio and maintaining a Portfolio’s exchange listing; (10) expenses of reports and notices to shareholders and of any meetings of shareholders and proxy solicitations; (11) expenses of reports to governmental officers and commissions; (12) insurance expenses, including premiums for fidelity and other insurance coverage requisite to each Portfolio’s operation; (13) fees, expenses and disbursements of custodians for all services to a Portfolio; (14) fees, expenses and disbursements of transfer agents, dividend disbursing agents, shareholder servicing agents and registrars for all services to a Portfolio; (15) expenses for servicing shareholder accounts; (16) any direct charges to shareholders approved by the Trustees of the Trust; (17) compensation and expenses of trustees of the Trust, other than those who are also officers of HFMC or its affiliates; and (18) such nonrecurring items as may arise, including expenses incurred in connection with litigation, proceedings and claims and the obligation of a Portfolio to indemnify the Trust’s trustees and officers with respect thereto. Any officer or employee of the Adviser or of any entity controlling, controlled by or under common control with the Adviser, who may also serve as officers, directors or employees of the Trust shall not receive any compensation from the Trust for their services, with the exception of the chief compliance officer of the Trust, who may be compensated by the Trust for services provided to the Trust.

7.   Compensation of the Adviser

For all services to be rendered, each Portfolio shall pay to the Adviser as promptly as possible after the last day of each month during the term of this Agreement, a fee accrued daily and paid monthly, as set forth in Schedule B to this Agreement, as it may be amended from time to time.

The Adviser agrees to waive each Portfolio’s fee as set forth in Schedule B if the Portfolio invests all (or substantially all) of its assets in a single, registered open-end management investment company in accordance with Section 12(d)(1)(E) under the 1940 Act.

The Adviser, or an affiliate of the Adviser, may agree to subsidize any of the Portfolios to any level that the Adviser, or any such affiliate, may specify. Any such undertaking may be modified or discontinued at any time except to the extent the Adviser explicitly agrees to maintain such undertaking for a specified period.

If it is necessary to calculate the fee for a period of time that is less than a month, then the fee shall be (i) calculated at the annual rates provided in Schedule B but prorated for the number of days elapsed in the month in question as a percentage of the total number of days in such month, (ii) based upon the average of the Portfolio’s daily net asset value for the period in question, and (iii) paid within a reasonable time after the close of such period. The “daily net asset value” of a Portfolio shall be determined on the basis set forth in the Portfolio’s prospectus(es) or otherwise consistent with the 1940 Act and the regulations promulgated thereunder.

The Adviser may delegate to a third party or affiliate the right to receive payment of all or part of such Adviser’s fee.

8.   Liability of the Adviser

(a)   The Adviser shall not be liable for any loss or losses sustained by reason of any investment including the purchase, holding or sale of any security, or with respect to the administration of the Trust, as long as the Adviser shall have acted in good faith and with due care; provided, however, that no provision in this Agreement shall be deemed to protect the Adviser against any liability to the Trust or its shareholders by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

(b)   The rights of exculpation and indemnification are not to be construed so as to provide for exculpation or indemnification provided under 8(a) of any person for any liability (including liability under U.S. federal securities laws that, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that exculpation or indemnification would be in violation of applicable law, but will be construed so as to effectuate the applicable provisions of this section to the maximum extent permitted by applicable law.

9.   Duration of Agreement

(a)   This Agreement shall be effective with respect to a Portfolio as of the date indicated on Schedule A, and shall continue through the period ending two years from such date. This Agreement, unless sooner terminated in accordance with 9(b) below, shall continue in effect from year to year thereafter provided that its continuance is specifically approved at least annually (1) by a vote of a majority of the members of the Board of Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Portfolio, and (2) in either event, by the vote of a majority of the members of the Trust’s Board of Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on this Agreement.

(b)   This Agreement (1) may be terminated at any time without the payment of any penalty either by a vote of a majority of the members of the Board of Trustees of the Trust or by a vote of a majority of the Portfolio’s outstanding voting securities, on sixty days’ prior written notice to the Adviser; (2) shall immediately terminate in the event of its assignment and (3) may be terminated by the Adviser on sixty days’ prior written notice to the Portfolio, but such termination will not be effective until the Portfolio shall have contracted with one or more persons to serve as a successor investment adviser for the Portfolio and such person(s) shall have assumed such position.

(c)   As used in this Agreement, the terms “assignment”, “interested person” and “vote of majority of the Trust’s outstanding voting securities” shall have the meanings set forth for such terms in the 1940 Act, as amended.

(d)   Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party to this Agreement to whom such notice is to be given at such party’s current address.

10.   Other Activities

Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Adviser to engage in any other business or to render services of any kind to any other corporation, firm individual or association.

11.   Additional Series

The amendment of Schedule A to this Agreement for the sole purpose of adding one or more Portfolios shall not be deemed an amendment of this Agreement or an amendment affecting an already existing Portfolio and requiring the approval of shareholders of that Portfolio.

12.   Invalid Provisions

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

13.   Governing Law

To the extent that federal securities laws do not apply, this Agreement and all performance hereunder shall be governed by the laws of the State of New York, which apply to contracts made and to be performed in the State of New York. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

14.   Amendments

No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge, or termination is sought, and no amendment of this Agreement will be effective until approved in a manner consistent with the 1940 Act and rules and regulations under the 1940 Act and any applicable SEC exemptive order from such rules and regulations. Any such instrument signed by a Portfolio must be (a) approved by the vote of a majority of the Trustees who are not parties to this Agreement or “interested persons” of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of a majority of the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of the Portfolio. The amendment of Schedule A and/or Schedule B to this Agreement for the sole purpose of (i) adding or deleting one or more Portfolios or (ii) making other non-material changes to the information included in the Schedule shall not be deemed an amendment of this Agreement.

15.   No Third Party Beneficiaries.

This Agreement is not intended and shall not convey any rights, privileges, claims or remedies to any person other than a party to this Agreement and its respective successors and permitted assigns.

16.   Entire Agreement

This Agreement, including the schedules hereto, constitutes the entire understanding between the parties pertaining to the subject matter hereof and supersedes any prior agreement between the parties on this subject matter.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date written below.

Hartford Funds Management Company, LLC

/s/ Gregory A. Frost
By: Gregory A. Frost
Title: President
Date: September 12, 2025

Hartford Funds Exchange-Traded Trust on behalf of each of its series listed on Schedule A

/s/ Vernon J. Meyer
By: Vernon J. Meyer
Title: Vice President
Date: September 12, 2025

SCHEDULE A

This Schedule A to that certain Investment Management Agreement by and between Hartford Funds Management Company, LLC and Hartford Funds Exchange-Traded Trust is effective as of September 12, 2025.

List of Portfolios

Hartford Dynamic Bond ETF1

1 Effective September 12, 2025. Approved by written consent of the sole initial shareholder on September 12, 2025

SCHEDULE B

Fee Schedule

This Schedule B to that certain Investment Management Agreement by and between Hartford Funds Management Company, LLC and Hartford Funds Exchange-Traded Trust is effective as of September 12, 2025.

As compensation for the services rendered by the Adviser, each Portfolio shall pay to the Adviser as promptly as possible after the last day of each month during the term of this Agreement, a fee accrued daily and paid monthly based upon the following annual rates calculated based on the average daily net asset value of the applicable Portfolio:

Hartford Dynamic Bond ETF

Average Daily Net Assets		Annual Rate
First	$1,000 million	0.5500%
Over	$1,000 million	0.5400%